Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment No 1 to Form S-3
(Form Type)

Ocular Therapeutix, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Other	Depositary Shares(2)	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Other	Units(3)	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Other	Warrants	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$300,000,000(1)	$92.70 per $1,000,000	$27,810	-	-	-	-
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	(4)	(4)	$100,000,000(2)	$109.10 per $1,000,000	$10,910	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$300,000,000(1)	-	$27,810
	Total Fees Previously Paid							$10,910(4)
	Total Fee Offsets							-
	Net Fee Due							$18,540(4)

(1)	Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registrations statement, as shall have an aggregate initial offering price not to exceed $300,000,000, including shares of common stock with an aggregate offering price of up to $100,000,000 previously registered under this registration statement on August 9, 2021 (the “previously registered shares”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.
(2)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(3)	Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares of common stock or preferred stock, debt securities or warrants, in any combination, which may or may not be separable from one another.
(4)	A registration fee of $10,910 was previously paid with respect to the previously registered shares having an aggregate offering price of $100,000,000, all of which remain unsold. The Net Fee Due relates to the additional $200,000,000 of securities to be sold by the registrant registered hereunder. As a result, a registration fee of $18,540 is being paid herewith.